Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BankUnited, Inc.:

We consent to the use of our report dated October 25, 2010, with respect to the consolidated balance sheet of BankUnited, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for the period from April 28, 2009 (date of inception) through December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

October 28, 2010
Miami, Florida
Certified Public Accountants